UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United States Steel Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Commencing April 15, 2013, United States Steel Corporation sent the following to certain of its shareholders.

United States Steel Corporation	600 Grant Street Pittsburgh, PA 15219 (412) 433 - 1121

April 15, 2013

Dear Shareholder:

As you know, we are seeking your support for advisory approval of our named executive officers’ compensation and for election of our director nominees. We already have addressed these matters in considerable detail in our proxy statement. Nevertheless, we feel compelled to write to you now to respond to the recommendation of ISS Proxy Advisory Services (“ISS”) that its clients vote against our executive compensation proposal and against those of our director nominees who serve on the Compensation & Organization Committee of our Board of Directors. In this letter, we will explain why we feel ISS’s own analysis of our compensation program demonstrates the effectiveness of our pay-for-performance policies, and why, despite ISS’s recommendation, we believe our executive compensation proposal and our director nominees merit your support.

We believe that much of ISS’s own analysis demonstrates that our pay-for-performance policies are working:

•	ISS’s pay-for-performance quantitative screen rated U. S. Steel “Low Concern,” indicating, from an objective standpoint, a solid alignment between pay and performance.

•	The ISS report states that our “pay levels have been restrained to reflect company performance.”

•	The ISS report states that the compensation of our Chief Executive Officer was only 63% of the median CEO compensation of companies in the ISS-selected peer group.

•

ISS’s analysis of the three year granted vs. realizable CEO pay shows a 23% decline in realizable pay. Options and time-based stock show an even steeper decline of 44%; as stated by ISS, “the realizable value of equity awards has collapsed compared to grant date value as the share price has declined. No outstanding options are in the money.”

Nevertheless, despite the evidence in ISS’s own report that our pay-for-performance policies and practices are effective, ISS recommends a vote against our executive compensation proposal and even recommends a vote against our director nominees who serve on the Compensation & Organization Committee. ISS continues to criticize the time-based portion of our long-term incentives, despite the fact that last year we increased the proportion of performance awards to 40% of total long-term awards and decreased the proportion of time-based awards.

In addition, ISS criticizes what it perceives to be insufficient engagement with our shareholders. A reader of ISS’s report might be inclined to believe that we are turning deaf ears towards a shareholder outcry for an increased proportion of performance-based equity awards. Nothing could be further from the truth. As indicated in our 2013 proxy statement and our April 8 supplemental proxy material:

•

At the direction of the Compensation & Organization Committee, our management contacted more than 40 of our largest shareholders, representing almost 50% of our outstanding shares. A significant number of shareholders responded to our outreach, resulting in a constructive dialogue. These discussions, which occurred throughout April of 2012, provided valuable input to the Compensation & Organization Committee as it considered the design of our executive compensation program at its meeting in May of 2012.

•

We sought our shareholders’ views on the design of our long-term incentive program, and specifically on the allocation of total long-term incentive awards among performance awards, stock options and restricted stock units.

•

None of the shareholders we spoke to – not one – expressed any concerns regarding our long-term incentive awards program or the allocation among types of awards. Several indicated that they approved the allocation. In fact, one of our largest shareholders suggested that we should push back against ISS’s position on long-term incentive awards because a “one size fits all” approach would discourage compensation committees from designing more effective compensation structures tailored to a company’s particular needs.

What our shareholders did tell us was that they were concerned about our total shareholder return. We share that concern, but it is not a pay-for-performance concern. As clearly noted in our proxy statement and even in the ISS report, when our total shareholder return declines, our executive compensation reflects that decline.

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR approval of the compensation of our executive officers and FOR our director nominees. If you have already cast a vote against the proposal or against our nominees, we urge you to reconsider that determination and submit a new vote in favor of the proposal and our nominees.

Thank you for your consideration.

Sincerely,

UNITED STATES STEEL CORPORATION